Exhibit 10.15

Codexis, Inc. 200 Penobscot Drive Redwood City, CA 94063 Tel: 650.980.5600 Fax: 650.298.5449 www.codexis.com

February 12, 2008

David Anton, Ph. D.

[Address]

Dear Dave:

On behalf of Codexis, I’m delighted to confirm our verbal offer of full-time employment as Vice President, Bioindustrial Research and Development, reporting to Alan Shaw, President & CEO.

This offer is contingent on our receiving positive employment references.

Your employment is subject to proof of your legal right to work in the United States, and to your completing the United States Citizenship and Immigration Service Employment Eligibility Verification Form I-9.

Compensation

If you accept this offer and begin employment with Codexis, you will receive an initial salary of $19,583 per month (equivalent to $235,000 per year), payable in periodic installments on our regular paydays. You will also be a participant in the Codexis Executive Incentive Compensation Plan (prorated to your actual start date). For 2008, your target will be 25% of your annualized base salary, which will be awarded at the discretion of the Codexis Board of Directors based on the Company’s performance relative to its corporate objectives for the year. You must be employed by Codexis on the date that the bonus is paid in order to be eligible for the bonus.

Signing Bonus

Codexis will pay you a signing bonus of $10,000 (less applicable withholding). This bonus is contingent upon your starting work with Codexis on or before March 24, 2008.

Stock Options

Subject to approval by the Codexis Board of Directors, you will be granted an option to purchase 100,000 shares of stock at an exercise price equal to the fair market value of the shares on the date the option is granted. The shares subject to the Option will vest one fourth or 25% on the first anniversary of your employment start date and thereafter will vest as to 1/48 of the shares subject to the Option per month for the following 36 months until the option is 100% vested. Your stock options will be subject to the terms of the Codexis Inc. 2002 Stock Plan and will be conditioned on your acceptance of an appropriate stock option agreement.

Employee Benefits

As a fulltime employee, you will be eligible for the Codexis employee benefit plans, including medical, dental, vision, long and short-term disability plans, life insurance, a 401(k) savings plan, and our flexible time off plan that allows fulltime employees to accrue 20 days of flexible time off each year of employment.

Bringing Life to Chemistry

Codexis, Inc. 200 Penobscot Drive Redwood City, CA 94063 Tel: 650.980.5600 Fax: 650.298.5449 www.codexis.com

Relocation

Codexis will offer relocation assistance per the attached Summary.

Other Terms and Conditions of Employment

All employment with Codexis is at will. “Employment at will” means that you are free to resign from your employment at any time, for any reason or no reason at all, with or without cause and with or without notice. Similarly, Codexis may terminate your employment at any time for any legal reason, with or without cause and with or without notice. By accepting this offer of employment, you agree that your employment is at will, and acknowledge that no one, other than the President of Codexis or the Chairman of the Board of Directors of Codexis has the authority to promise you, either orally or in writing, anything to the contrary. Any such agreement must be in writing and signed by both you and such individual to be effective.

Employment with any other entity or for yourself in competition with Codexis, or any affiliate or subsidiary of Codexis is not permitted. If you want to take an outside job, paid or unpaid, you should discuss the outside opportunity with your manager and the Human Resources Department in advance so that we can determine if any actual or potential conflict of interest exists.

During the course of your employment, you may create, develop or have access to confidential information belonging to Codexis, including trade secrets and proprietary information, such as technical and scientific research and/or protocols, customer and supplier information, business plans, marketing plans, unpublished financial information, designs, drawings, innovations, inventions, discoveries, specifications, software, source codes, and personnel information. You agree that as a condition of your employment with Codexis, you will sign and comply with the Codexis Confidential Information, Secrecy and Invention Agreement.

Arbitration of Disputes

You agree that, except as described below, any dispute relating to your employment or the termination of your employment with Codexis will be finally settled by binding arbitration in Palo Alto, California before a neutral arbitrator of the American Arbitration Association (“AAA”) under its National Rules for the Resolution of Employment Disputes. Claims subject to arbitration include, but are not limited to, claims under Title VII of the Civil Rights Act of 1964 (as amended) and other civil rights statutes of the United States, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the California Fair Employment and Housing Act, the California Labor Code, and any other federal, state or local statute or regulation, and the common law of contract and tort. However, this agreement to arbitrate will not apply to claims (a) for workers’ compensation, (b) for unemployment compensation or (c) injunctive relief arising out of or related to misappropriation of trade secrets or misuse or improper disclosure of confidential information, unfair competition or breach of any non-competition or non-solicitation agreement between you and Codexis.

You understand that by this agreement, you and Codexis are waiving your respective rights to trial by jury, and that judgment upon any arbitration award may be entered in any court having

Bringing Life to Chemistry

Codexis, Inc. 200 Penobscot Drive Redwood City, CA 94063 Tel: 650.980.5600 Fax: 650.298.5449 www.codexis.com jurisdiction of the matter. Any controversy or claim subject to arbitration will be waived and forever barred if arbitration is not initiated within one year after the date the controversy or claim first arose, or if statutory rights are involved, within the time limit established by the applicable statute of limitations.

With regard to statutory claims, you and Codexis will have the same remedies available in arbitration as those available had the claim been filed in a court of law, including, where authorized by statute, compensatory and punitive damages, injunctive relief and attorneys’ fees. Although Codexis will pay all costs of the AAA and the arbitrator, you agree to pay all costs you would otherwise be required to pay were your claims litigated in a court of law, such as costs of your attorney, deposition transcripts and expert witness fees and expenses.

The terms described in this letter replace all prior agreements, understandings and promises between Codexis and you concerning the terms and conditions of your employment with Codexis.

Dave, we’re pleased to extend this offer of employment to you, and hope that your association with Codexis will be mutually successful and rewarding. Please indicate your acceptance of this offer by signing this letter below and faxing it to me (at 650-421-8145) by February 15, 2008. We look forward to welcoming you aboard!

Sincerely,

Codexis, Inc.

By:	/s/ Andy Danforth
Andy Danforth
VP, Human Resources
Codexis, Inc.

I understand and agree to the foregoing terms and conditions of employment with Codexis.

/s/ David L. Anton, Ph. D.
David L. Anton, Ph. D.

2/15/2008	March 24, 2008
Date /	Start Date

Attachment

Bringing Life to Chemistry